UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 8, 2007

BENEFICIAL MUTUAL BANCORP, INC.
(Exact Name of Registrant as Specified in Its Charter)

United States	1-33476	56-2480744
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

510 Walnut Street, Philadelphia, Pennsylvania 19106
(Address of principal executive offices) (Zip Code)

(215) 864-6000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On October 8, 2007, the Board of Directors of Beneficial Mutual Bancorp, Inc. (the “Company”), the parent company of Beneficial Bank (the “Bank”), approved plans to reduce the Bank’s work force in an effort to restructure the Bank’s management team and work force.  In connection with taking these steps, the Board of Directors approved severance plans, including the adoption of the Severance Pay Plan for Eligible Employees of Beneficial Mutual Savings Bank (the “Severance Pay Plan”), under which employees terminated as a result of the reduction in force will receive severance benefits.  A copy of the Severance Pay Plan is attached to this Report as Exhibit 10.1 and is furnished herewith.  The Company expects that the termination of employees and payment of benefits under the severance agreements adopted by its Board of Directors will result in approximately $3.7 million of charges during the fourth quarter of the Company’s fiscal year ending December 31, 2007 consisting of the payment to or accrual of severance benefits for 40 employees.  For more information, reference is made to the Company’s press release dated October 12, 2007, a copy of which is attached to this Report as Exhibit 99.1 and is furnished herewith.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

	Number	Description

	10.1	Severance Pay Plan for Eligible Employees of Beneficial Mutual Savings Bank, effective October 11, 2007

	99.1	Press Release Dated October 12, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

BENEFICIAL MUTUAL BANCORP, INC.

Date: October 12, 2007	By:	/s/ Joseph F. Conners
Joseph F. Conners
Executive Vice President and Chief Financial
Officer